Exhibit 99.1

UTSTARCOM ANNOUNCES FIRST QUARTER 2005 FINANCIAL RESULTS

Company Also Announces Corporate Restructuring Plan

ALAMEDA, Calif., May 5, 2005 — UTStarcom, Inc. (Nasdaq: UTSI), a global leader in IP-based end-to-end networking solutions and services, today reported financial results for the first quarter of 2005 ended on March 31, 2005. Net sales for the first quarter of 2005 were $901.8 million, an increase of 44.9 percent over net sales of $622.3 million reported in the first quarter of 2004.

The UTStarcom Personal Communications Division, formerly Audiovox Communications, which was acquired in November 2004, contributed $315.6 million of sales in the quarter and the Company recorded $268.6 million of sales related to contracts with Japan Telecom, which were awarded last summer.

First quarter gross profit margin was 26.4 percent of sales as compared to gross profit margin of 28.3 percent of sales in the first quarter of 2004. Gross profit margin for the Company excluding the Personal Communications Division was 38.3 percent of sales. Gross profit margin for the Personal Communications Division business was 4.3 percent of sales.

GAAP net income for the first quarter of 2005 was $38.0 million, or $0.29 diluted earnings per share. This compares to net income of $54.8 million, or $0.40 diluted earnings per share in the first quarter of 2004.

“Our first quarter earnings results speak to both the importance of and the progress we’ve made in the globalization and diversification of the company over the last year,” said Hong Lu, chief executive officer and president of UTStarcom. “Nearly 75 percent of our total revenue generated in the first quarter of this year came from outside of China, compared to approximately nine percent at the same time last year. We consider the growth of our international business in markets such as North America, India, Europe and Latin America to be integral to the long-term success of UTStarcom.”

“At the same time, we now expect this year’s decline in the PAS business in China to be more significant than we had initially expected due to the maturation of the market and uncertainty around timing of 3G license awards. We now expect the decline to be in the range of 40 to 50 percent from 2004 revenue levels of approximately U.S. $2.0 billion, rather than our originally

UTStarcom Inc.

1275 Harbor Bay Parkway

Alameda, CA 94502

anticipated decrease of 30 percent. While we are pleased with the initial momentum of our globalization efforts, we are also realistic that the development of new markets and new products takes time to cultivate consistent revenue streams.”

Key Highlights for Q1 2005

Q1 Financial Results

•              Q1 revenues of $901.8 million, an increase of 44.9 percent over Q1 2004

•                                          International bookings accounted for approximately 75 percent of sales in Q1 2005

•              Overall gross margins for Q1 2005 of 26.4 percent

•              GAAP EPS of $0.29, diluted

Key Customer Wins

•              Vonage (U.S.) — F1000 portable Wi-Fi handset

•              Atenit (Europe) — MovingMedia 6000 TD-CDMA solution

•              BSNL (India) — AN-2000 IP DSLAM

•              Verizon Wireless (U.S.) — CDM-8940 3G EVDO handset

•              Cricket (U.S.) — CDM-8910 handset

•              Japan Telecom (Asia) — iAN-8000 MSAN & NetRing MSTP

•              CellularOne (U.S.) — CDM-8930 handset

•              Rogers Wireless (Canada) — SMT 5600 handset

Restructuring Plan

In light of changing market conditions for its PAS products, UTStarcom also announced a restructuring plan to optimize its cost structure.

“Along side our continued efforts to diversify our product portfolio and increase our international presence, we are taking the necessary steps to realign the company to better meet the demands of our new market reality,” said Mike Sophie, chief financial officer at UTStarcom. “We believe the restructuring plan we announced today will allow us to reduce break-even revenues for each product line, align our investments with key growth opportunities and facilitate the process of globalization.  The primary goal of these improvements is to optimize our cost structure and allow UTStarcom to deliver consistent and sustainable profitability for our stockholders beginning in the second half of 2005.”

Based on these considerations, the UTStarcom management team is committed to a comprehensive restructuring plan that includes a thorough review of the Company’s expense structure.  Specific elements of the plan include the following:

•

UTStarcom expects to reduce its employee headcount by approximately 1,400 employees, or 17 percent of its global workforce through a combination of forced management action and attrition. The Company expects to notify all employees that would be impacted by this restructuring in the second quarter of 2005.

•	The Company intends to expand its outsourcing of operations in the areas of supply-chain and IT. This is designed to result in savings and working capital improvements in 2005.

•	As such, the Company expects to reduce overall operating expenses by approximately $40 million per quarter with the full effect realized by the fourth quarter of 2005.

•	In addition, UTStarcom expects to reduce working capital requirements by $200 million by the end of fiscal year 2005.

•	UTStarcom expects to take a one-time charge of approximately $20-$25 million associated with these restructuring plans in the second quarter of 2005.

“UTStarcom is still in the process of finalizing these plans and communicating them with our employees,” added Mike Sophie.  “Furthermore, we will continue our internal review to identify additional areas where improvements can be made to our cost structure. We will provide updates on our progress in implementing the program on our quarterly calls.”

Consolidated Second Quarter 2005 Guidance*

Total Revenues:	Approximately $740 million
Gross Profit Margins:	15-18%
Restructuring Charges:	Approximately $20-$25 million, or ($0.13)-($0.16)EPS**
Anticipated Non-Cash Tax Charges:	Approximately $25 million, or ($0.22)EPS***
GAAP EPS:	Loss of Approximately ($0.70-$0.80), inclusive of non-cash tax and restructuring charges

*The Company notes that it has deployed equipment for a contract valued at approximately $30M in revenue related to its mVision, IPTV product for which its customer plans to launch commercial service in the second quarter of 2005.  Revenues associated with this contract have not been included in our guidance assumptions for the second quarter because this is a new technology and there are uncertainties around the timing of final acceptance.  However, if final acceptance were to be achieved in the second quarter, it would result in an upward revision of revenue, margin and net income guidance for the quarter.

**Restructuring charges are an estimate.  As plans are finalized and implemented in the second quarter of 2005, the actual restructuring charges will be reflected in the second quarter 2005 results.

*** As discussed in our annual report on Form 10-K, the Company has applied to have its new facility in China designated as a “high-tech zone” which would impact two UTStarcom entities (HUTS and HSTC).  The Company believes it is possible it will receive this designation in the second quarter, which would have the benefit of reducing the tax rate applied in China from the current rate of approximately 26% to 15% for HUTS and approximately 13% to 7.5% for HSTC.

Although the lower tax rate would significantly reduce the Company’s tax expense, it would also create a non-cash tax charge in the second quarter of approximately $25 million.  This charge would be necessary because the deferred tax asset, which represents future tax deductions, would be calculated using the lower tax rate.

Conference Call
The Company will conduct a conference call today, which is open to the public, to discuss these results. The call will take place at 1:30 p.m. PDT/ 4:30 p.m. EDT. The conference call dial-in numbers are as follows: United States — (888) 398-3046; International — (706) 634-2492.

A replay of the call will be available from approximately 8:00 p.m. EDT on May 5, 2005 to 11:59 p.m. EDT on May 13, 2005. The conference call replay numbers are as follows: United States - (800) 642-1687; International - (706) 645-9291. The Conference ID is 5702853.

Investors will also have the opportunity to listen to the conference call and the replay over the Internet through UTStarcom’s Web site at: www.utstar.com.

To listen to the live call, please go to the Web site at least 15 minutes early to register and to download and install any necessary audio software.  For those who cannot listen to the live broadcast, a replay will also be available on this site.

About UTStarcom, Inc.

UTStarcom is a global leader in IP-based, end-to-end networking solutions and international service and support. The company sells its broadband, wireless, and handset solutions to operators in both emerging and established telecommunications markets around the world. UTStarcom enables its customers to rapidly deploy revenue-generating access services using their existing infrastructure, while providing a migration path to cost-efficient, end-to-end IP networks. Founded in 1991 and headquartered in Alameda, California, the company has research and design operations in the United States, China, Korea and India. UTStarcom is a FORTUNE 1000 company.

For more information about UTStarcom, visit the company’s Web site at www.utstar.com.

Forward-Looking Statements

This release contains forward-looking statements, including the foregoing statements regarding the expected decline in the Company’s PAS business in

China, the anticipated growth of the Company’s international business, the diversification of the Company’s product portfolio, the anticipated timing and scope of a reduction in headcount, overall operating expenses and working capital requirements relating to the restructuring plan, the anticipated expansion of outsourcing of supply-chain and IT and the anticipated savings and working capital improvements related thereto, the anticipated timing and amount of the one-time charge related to the restructuring plan, the anticipated benefits to the Company and its stockholders generated by the restructuring plan and the guidance given for anticipated total revenue (including possible additional revenue relating to the mVision IPTV product), gross margins, restructuring charges, non-cash tax charges (including the anticipated reduction in tax rates for HUTS and HSTC) and earnings per share for the second quarter of 2005.  These statements are forward-looking in nature and are subject to risks and uncertainties that may cause actual results to differ materially.  These risks include rapidly changing technology, the changing nature of global telecommunications markets, both in China and globally, the termination of significant contracts, the direction and results of future research and development efforts, evolving product and applications standards, reductions or delays in system deployments, product transitions, potential non-realization of backlog, changes in demand for and acceptance of the Company’s products, general adverse economic conditions and trends and uncertainties such as changes in government regulation and licensing requirements, both in China and globally.  The Company also refers readers to the risk factors identified in its latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as filed with the Securities and Exchange Commission.

Company Contact

Chesha Kamieniecki

Senior Manager of Investor Relations

UTStarcom, Inc.

(510) 749-1560

Press Contact

Stephanie Gallagher

Engage PR

(510) 388-3287

stephanie@engagepr.com

UTStarcom, Inc.

Consolidated Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three months ended March 31,
	2005	2004

Net sales	$901,795	$622,292
Cost of sales	663,606	446,258
Gross profit	238,189	176,034

Operating expenses:
Selling, general and administrative	108,210	66,943
Research and development	66,660	45,658
Amortization of intangible assets	6,972	2,973
Total operating expenses	181,842	115,574

Operating income	56,347	60,460

Interest income (expense)	(2,929)	272
Other income (expense), net	(6,847)	8,785
Income before income taxes, minority interest and equity in loss of affiliated companies	46,571	69,517
Income tax expense	7,884	13,704
Minority interest in earnings of consolidated subsidiaries	(222)	(50)
Equity in loss of affiliated companies	(459)	(997)
Net income	$38,006	$54,766

EPS - Basic	$0.33	$0.48
EPS - Diluted	$0.29	$0.40

Weighted average shares used in per-share calculation:
- Basic	114,523	114,614
- Diluted	132,949	139,325

The above unaudited financial statements include the stock compensation expense by function, and amortization of intangible assets

	Three months ended March 31,
	2005	2004
Selling, general and administrative	—	$51
Research and development	575	26
Total stock compensation expense	$575	$77

Amortization of intangible assets	$6,972	$2,973

UTStarcom, Inc.

Consolidated Balance Sheets

(in thousands)

(Unaudited)

	March 31,	December 31,
	2005	2004
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$388,938	$698,815
Accounts receivable, net	907,109	806,613
Notes receivable	22,926	26,982
Inventories, net	601,717	590,832
Deferred costs/Inventories at customer sites under contracts	182,922	198,155
Current deferred taxes	141,358	143,123
Prepaids	78,425	112,525
Restricted cash and short-term investments	29,551	33,347
Other current assets	31,363	42,058
Total current assets	2,384,309	2,652,450
Property, plant and equipment, net	278,487	268,759
Long-term investments	35,131	35,590
Goodwill	195,816	180,627
Intangible assets, net	94,438	98,211
Other long-term assets	78,871	80,368
Total assets	$3,067,052	$3,316,005

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$440,706	$407,536
Short-term debt	275,485	351,183
Income taxes payable	111,813	143,778
Customer advances	93,049	323,938
Deferred revenue	97,134	66,941
Other current liabilities	236,522	241,577
Total current liabilities	1,254,709	1,534,953

Convertible subordinated notes	402,500	410,655
Total liabilities	1,657,209	1,945,608

Minority interest in consolidated subsidiaries	5,604	5,025
Stockholders' equity:
Common stock: $0.00125 par value; authorized: 750,000,000 shares; issued and outstanding: 114,841,976 and 114,486,632 at March 31, 2005 and December 31, 2004, respectively	144	144
Additional paid-in capital	1,123,826	1,123,065
Deferred stock compensation	(5,527)	(6,102)
Retained earnings	281,458	243,452
Accumulated other comprehensive income	4,338	4,813
Total stockholders' equity	1,404,239	1,365,372
Total liabilities, minority interest and stockholders' equity	$3,067,052	$3,316,005